Aurora Oil & Gas Corporation Announces Underwriters’ Exercise of Over-Allotment Option

TRAVERSE CITY, MICHIGAN, November 13, 2006 - Aurora Oil & Gas Corporation (AMEX: AOG) today announced that the underwriters of the Company’s recent public offering of 24 million shares (including 8 million shares offered by a selling shareholder), which closed on November 1, 2006, have exercised in full their over-allotment option to purchase an additional 3.6 million shares of common stock from the Company. Including the over-allotment shares purchased today, the offering totaled 27.6 million shares of common stock (including 19.6 million shares offered by the Company and 8 million shares offered by a selling shareholder) at a price to the public of $3.00 per share, resulting in net proceeds to the Company of approximately $54.7 million, after deducting the underwriting discounts and commissions and the estimated offering expenses.

Aurora expects to use the net proceeds from the offering to fund exploration and development activities and for other general corporate purposes including acquisitions. Pending such use, the net proceeds will be used to repay amounts outstanding under its senior secured credit facility.

Johnson Rice & Company, LLC acted as the sole book-running manager and KeyBanc Capital Markets, a division of McDonald Investments Inc., and Morgan Keegan & Company, Inc. acted as co-managers in this offering.

Copies of the final prospectus relating to the offering may be obtained by contacting:

Johnson Rice & Company, LLC
639 Loyola Avenue, Suite 2775
New Orleans, LA 70113

A registration statement relating to these securities has been filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

About Aurora Oil & Gas Corporation:

Aurora Oil & Gas Corporation is an independent energy company focused on unconventional natural gas exploration, acquisition, development and production with its main operations in the Michigan Antrim Shale and New Albany Shale of Indiana and western Kentucky.

Forward Looking Statements:

Information contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that the forward-looking statements described are based on reasonable assumptions, we can give no assurance that they will prove accurate. Important factors that could cause our actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, drilling and operating risks, the availability of drilling rigs, changes in laws or government regulations, unforeseen engineering and mechanical or technological difficulties in drilling the wells, operating hazards, weather-related delays, the loss of existing credit facilities, availability of capital, and other risks more fully described in our filings with the Securities and Exchange Commission. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Contact:
Aurora Oil & Gas Corporation
Jeffrey W. Deneau, Investor Relations
(231) 941-0073
www.auroraogc.com

Source: Aurora Oil & Gas Corporation